Exhibit 10.12
Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 17, 2019 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and Paula Brown Stafford (“Executive”).

WITNESSETH:

WHEREAS, Executive has been serving as the President and Chief Operating Officer by the Company since January 29, 2019, and subject to the terms of an Employment Agreement, dated January 29, 2019 (the “Prior Agreement”);

WHEREAS, Executive is also subject to the terms of the Confidentiality and Assignment of Inventions Agreement and the Noncompetition Agreement, both executed by Executive on March 20, 2017 (collectively the “Restrictive Covenants Agreements”);
WHEREAS, the Company wishes to appoint Executive as the Chief Executive Officer in addition to her role as President, and Executive desires to accept such appointment and continued employment with the Company, on the terms described herein; and

WHEREAS, effective as of the Effective Date, the parties desire to enter into this Agreement which shall supersede the Prior Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.EMPLOYMENT. Beginning on February 2, 2020, Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”) upon the terms and conditions hereinafter set forth. The Prior Agreement is hereby terminated and replaced by this Agreement, except as provided otherwise in Section 3(b) of this Agreement.

2.DUTIES; EXCLUSIVE SERVICE.

(a)Executive shall faithfully discharge her responsibilities and perform all duties prescribed to her by the Board of Directors (the “Board”) of the Company, as well as any duties as are set forth in the Bylaws of the Company related to Executive’s position. In addition, Executive expressly agrees that her services include but are not limited to attendance at scheduled meetings of the Company’s Board and all other normal duties associated with the responsibilities of a President and CEO. Executive agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Executive further agrees to devote all of her working time and attention to the performance of her duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Company acknowledges and agrees that Executive will be involved in outside activities, including a consulting business and book promotion, that are not expected to affect Executive’s performance of her obligations hereunder. Executive agrees to immediately resign from the board of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in the sole discretion of the Board. Executive agrees that she will not serve on more than two outside boards.

3. COMPENSATION. Executive’s compensation shall be paid as follows:

(a)Base Salary. Executive shall receive as compensation a base salary at an annual rate of Five Hundred Ninety Thousand Dollars ($590,000.00) (the “Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive. Base Salary shall be payable semi-monthly in accordance with the Company’s regular payroll practices and procedures. Executive’s Base Salary shall be subject to annual review by the Company’s Board, and may not be decreased without Executive’s consent. Executive shall not receive any additional compensation for service as a director on the Board of the Company pursuant to her current Board term or any subsequent term during the Term.

(b)Annual Bonus. For each calendar year during the Term, beginning in 2020, Executive will be eligible to receive an annual performance based cash bonus, upon achievement of the annual bonus objectives established by the Board (the “Annual Bonus”) pursuant to the Company’s Executive Annual Incentive Plan or another bonus plan established by the Company, with a target Annual Bonus equal to not less than fifty five percent (55%) up to a maximum of seventy five (75%) of Base Salary for achievement of the performance objectives established by the Board after considering input from Executive. Executive’s success in achieving the objectives and the amount of the Annual Bonus will be determined by the Compensation Committee of the Company’s Board in their reasonable discretion. Executive’s eligibility for an Annual Bonus is contingent on Executive remaining employed through December 31 of the applicable calendar year. Each Annual Bonus will be paid to Executive no later than March 15 of the calendar year following the calendar year during which performance is measured. Executive’s Annual Bonus for 2019 will be governed by the terms of Section 3(b) of the Prior Agreement.

(c)Stock Appreciation Rights. The Company will grant Executive a contingent Stock Appreciation Right (the “SAR”) under the Company’s 2016 Incentive Award Plan (the “2016 Plan”) covering 600,000 shares of the Company’s Common Stock (the “SAR Award”) pursuant to the Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement in substantially the form attached hereto as Exhibit A. Such SAR Award shall be granted on the second business day following the Company’s single release of top line efficacy results from the Company’s “B-SIMPLE” (Berdazimer Sodium In Molluscum Patients with Lesions) Phase 3 pivotal trials with SB206 for the treatment of molluscum contagiosum. The SARs will have an exercise price equal to the closing price of the Company’s common stock as of the date of such grant and will have a ten (10) year term. The SAR Award will vest over the Initial Term of this Agreement in equal installments on the last day of each calendar quarter, contingent on Executive’s continued service with the Company, which shall include any uninterrupted service as a director or consultant following termination of employment. So long as the SAR Award is no longer contingent, Executive may exercise the SAR Award during the twelve (12) month period following termination of the service relationship with the Company. This SAR Award shall be considered a contingent award and will be forfeited if sufficient shares of the Company’s common stock are not available under the 2016 Incentive Award Plan or, if necessary to provide for sufficient shares, the Company fails to obtain stockholder approval for amendments to the 2016 Incentive Award Plan required to provide sufficient shares for the SAR Award at the next annual shareholders’ meeting. If a sufficient number of shares of the Company’s common stock are not available under the 2016 Incentive Award Plan by the conclusion of the annual meeting of the shareholders, then the contingent SAR Award shall be immediately and irrevocably forfeited as of such date and Executive shall have no rights or interests under the 2016 Incentive Award Plan with respect to the SAR Award. In such event, the Company shall instead pay Executive the cash-equivalent value of the amount that would have been due and payable per the SAR Award, if any, as of the date Executive provides notice of intent to exercise the SAR Award in accordance with the terms of the SAR Award had it not been forfeited. Such cash equivalent amount shall be paid outside of the 2016 Incentive Award Plan in substantially equal monthly installments over a twelve (12) month period commencing within thirty (30) days of the date Executive provides such notice of intent to exercise. All capitalized terms used in this Section 3(c) shall have the meaning given to them in the Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement or the 2016 Plan.

(d)Equity Incentive Plans. Executive will be eligible to participate in Company’s incentive award plans as may be approved by the Board from time-to-time, including the Novan, In. 2016 Incentive Award Plan and the Tangible Stockholder Return Plan, at such level and on such terms as shall be approved by the Compensation Committee of the Board, in its sole discretion.

(e)Paid Leave. Executive is entitled to receive the maximum amount of paid-time-off (“PTO”) allowed under the Company’s policies, which is accrued and used in accordance with the Company’s policies.

(f)Benefits. Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’s consent.

(g)Business Expenses. The Company will reimburse all reasonable expenses incurred by Executive in the performance of her duties to the Company, provided Executive complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company.

(h)Life Insurance. The Company shall pay Executive’s cost, or at Executive’s election reimburse Executive for the cost required, to purchase term life insurance in the face amount of $1,000,000 to be effective as of the Effective Date or as soon thereafter as is reasonably practicable. The term of the policy will be for no less than five (5) years, with an annual payment term. The

Company will pay the premium during the term of the agreement and any period during which Executive is receiving payments following separation from service under Section 6.

4.EMPLOYMENT AT WILL; TERMINATION. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2021, unless earlier terminated as provided in this Section 4 and subject to the terms of Section 6. This Agreement shall automatically be extended for successive 1year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of nonrenewal to the other no later than 90 days prior to the expiration of the then applicable Term. Subject to Section 6, Executive’s employment with the Company is atwill, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

5.EFFECT OF TERMINATION. Upon termination of Executive’s employment hereunder by either party regardless of the cause or reason, the Company shall pay Executive only accrued, unpaid wages through the termination date, reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy (the “Accrued Amounts”). The final payment of wages, less any withholdings required by law or properly requested by Executive, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Section 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Executive.

6.SEVERANCE PROVISIONS.

(a)Definitions. For the purposes of this Agreement, the following terms shall be defined as set out below:

i.“Cause” shall be determined in good faith by the Board (excluding Executive if then a director) and shall mean:

a.Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, or that involves moral turpitude;

b.Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Executive;

c.Executive’s material failure or repeated refusal to perform her reasonably assigned duties, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within ten (10) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal;

d.Executive’s willful or material violation of any of her obligations contained in any agreement between Executive and the Company, including but not limited to

Confidentiality and Assignment of Inventions Agreement and NonCompetition Agreement executed by Executive;

e.Conduct by Executive that constitutes willful gross neglect or willful gross misconduct in carrying out her duties under this Agreement that results or that may result, as reasonably determined by the Company, in material harm to the Company, including harm to its reputation; and/or

f.Any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time, if such failure causes material/reputational or financial harm to the Company.

ii.“Change In Control” shall have the same meaning given to such term in Section 2.9 of the Company’s 2016 Incentive Award Plan, as amended or restated from time to time. The Board shall have sole discretion to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and all incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

iii.“Disability” shall mean Executive’s inability due to a physical or mental impairment to perform the essential functions of her job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

iv.“Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Executive within any legally-prescribed revocation period; provided, however, a release shall not be considered an Effective Release unless, in addition to the foregoing conditions, the release is executed and not revoked, and the legally-prescribed revocation period ends by the sixtieth (60th) day following the Separation Date. Failure to provide and have in effect an Effective Release within the sixty (60)-day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

v.“Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive's consent:

a.a material diminution in Executive’s Base Salary or Annual Bonus eligibility (other than in both cases a diminution that is in connection with an across the board reduction in the base salaries or bonus eligibility of the management level employees of the Company);

b.a material, adverse change in Executive's title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement; provided, however, that Good Reason shall not exist based on Executive’s appointment to similar positions of a subsidiary or affiliate of the Company;

c.a material change in the geographic location at which Executive must perform services for the Company, not to include regular business travel; or

d.any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company; or

e.on or before the one (1) year anniversary of the Effective Date of this Agreement, either: (1) the Board elects a person to serve as Chair of the Board who is not the current incumbent as of the Effective Date of this Agreement, or (2) the current incumbent directors on the Board as of the Effective Date of this Agreement cease for any reason to constitute a majority of the Board.

Notwithstanding the forgoing, “Good Reason” shall not include an event or condition unless (A) Executive notifies the Company within thirty (30) days of the initial existence of one of the adverse events described above, (B) Executive provides the Company with at least thirty (30) days’ written notice of her intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

vi. “Separation Date” shall mean the date that Executive’s employment is terminated.

(b)“Compensation upon Separation without “Cause” or for “Good Reason” Not Due to a Change in Control.

i.    Upon termination of employment by the Company without Cause or upon the nonrenewal by the Company of the Term under Section 1, or upon termination of employment by Executive for Good Reason under Sections 6(a)(v)(a) - 6(a)(v)(d), and under circumstances that are not covered by Section 6(c), conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise:

1.    Payment of “Severance Pay” calculated as follows: (aa) an amount equal to 1.5 times the sum of (i) Executive’s current Base Salary, plus (ii) a prorated Annual Bonus calculated at the minimum target level for the calendar year in which the Separation Date occurs based on the percentage of the calendar year actually worked by Executive as of the Separation Date, and (bb) the amount of the unpaid Annual Bonus for the prior calendar year, if any. All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments pursuant to the Company’s standard payroll practices and procedures, during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date;
2.    Vesting as of the Separation Date of any then unvested portion of the SAR Award described in Section 3(c) of this Agreement that would have otherwise vested through the calendar quarter following the calendar quarter in which the Separation Date occurs; and

3.    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Separation Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Executive becomes eligible to receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's reimbursements under this Section 6(b)(i)(3) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 6(b)(i)(3) in a manner as is necessary to comply with the ACA.

ii.    Upon termination of employment by Executive for Good Reason under Section 6(a)(v)(e), conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise:

1.    Payment of “Severance Pay” calculated as follows: (aa) an amount equal to Executive’s current Base Salary for a one year period, and (bb) the amount of the unpaid Annual Bonus for the prior calendar year, if any. All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments pursuant to the Company’s standard payroll practices and procedures, during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date;

2.    Vesting as of the Separation Date of any then unvested portion of the SAR Award described in Section 3(c) of this Agreement that would have otherwise vested through the calendar quarter in which the Separation Date occurs; and

3.    The COBRA benefit described in Section 6(b)(i)(3).

(c)Compensation upon Separation due to Change in Control. Upon termination of employment by the Company without Cause or upon the nonrenewal by the Company of the Term under Section 1, or upon termination of employment by Executive for Good Reason under Sections 6(a)(v)(a) - 6(a)(v)(d) within twelve (12) months after a Change in Control, and conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise (including but not limited to the severance benefits provided for in Section 6(b) hereof):

i.    Payment of “CIC Severance Pay” calculated as follows: (aa) an amount equal to 2.5 times the sum of (1) Executive’s current Base Salary, plus (2) a prorated Annual Bonus calculated at the minimum target level for the calendar year in which the Separation Date occurs based on the percentage of the calendar year actually worked by Executive as of the Separation Date, and (bb) the amount of the unpaid Annual Bonus for the prior calendar year, if any. All applicable withholdings required by law or authorized by Executive shall be withheld from CIC Severance Pay. CIC Severance Pay shall be paid in equal installments pursuant to the Company’s standard payroll practices and procedures, during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twenty four (24) month anniversary of the Separation Date; and

ii.    Accelerated vesting of the remaining unvested portion of any and all SAR Awards or any other grant of equity as of the Separation Date, subject to the terms of the applicable plans and award agreements.

iii.    The COBRA benefit described in Section 6(b)(i)(3).

(d)Other Termination of Employment. Upon the termination of Executive’s employment by Executive, other than for Good Reason, or due to Executive’s death or Disability, or by the Company for Cause, Executive shall not be entitled to additional compensation under this Agreement beyond the Accrued Amounts.

7.SECTION 409A.

(a)Intent of the Parties. The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)Installments. If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)Delay. If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § § 1.409A1(b)(4) (“shortterm deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

8.EXCESS PARACHUTE PAYMENTS. In the event amounts payable under this Agreement or otherwise are contingent on a change in control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (“Payment” or collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement.  If Payments are reduced pursuant to this paragraph, cash severance payments under Sections 6(b)(i), 6(b)(ii) or 6(c)(i), as applicable, shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

9.NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Executive:        Paula Brown Stafford
[***]

If to the Company:        Novan, Inc.
4105 Hopson Road
Morrisville, NC 27560
(Fax) (919) 237¬9212
Attn: Chair of the Board of Directors

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

10.RETURN OF COMPANY PROPERTY. Upon Executive’s separation from employment from the Company for any reason, Executive shall return to Company all personal property belonging to Company (“Company Property”) that is in Executive’s possession or control as of the Separation Date, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains confidential information belonging to the Company. Such Company Property shall be returned in the same condition as when provided to Executive, reasonable wear and tear excepted.

11. EMPLOYEE REPRESENTATIONS.

(a)Executive represents that her performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that she has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)Executive understands as part of the consideration for this Agreement and for Executive’s employment or continued employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c)Executive understands that during her employment for the Company she is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

12. INDEMNIFICATION.

(a)By Executive. Executive agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Executive’s prior employers that the termination of Executive’s employment with such employer, Executive’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

(b)By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Restrictive Covenants Agreements. Executive will be covered by the Company’s D&O insurance to the same extent as other executive officers and directors.

13.SEVERABILITY. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

14.WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

15.AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive may not assign any of her rights or delegate any of her duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

16.ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the Prior Agreement, the Offer Letter, or any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

17.GOVERNING LAW; VENUE. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

18.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement effective as of the day and year first above written.

NOVAN, INC.

/s/ Robert A. Ingram
Robert A. Ingram
Executive Chairman, Board of Directors

PAULA BROWN STAFFORD

/s/ Paula Brown Stafford

[Signature Page for Amended and Restated Employment Agreement]